Exhibit 10.29

Promissory Note

This Note shall only become effective upon the consummation of an initial public offering of the Maker (as defined below) and until such time shall be of no force or effect.  Upon the consummation of such initial public offering, a certain Inter-Company Note of Maker dated September 30, 2009 in the aggregate principal amount of $10,000,000 in such actual amount as shall have been advanced at such time shall be deemed to have been terminated and replaced in its entirety by this Note.  However, unless and until the consummation of such initial public offering, said Inter-Company Note shall remain in full force and effect.

For value received, the undersigned, Bruker Energy & Supercon Technologies, Inc. (“Maker”) promises to pay to the order of Bruker BioSpin Corporation (“Lender”), at its principal office, effective upon completion of the Maker’s initial public offering, an aggregate principal amount equal to the amount outstanding under said Inter-Company Note as of the date of the closing of said initial public offering, such aggregate principal amount to be paid in twelve (12) equal quarterly installments commencing with the end of the Interest Period in which falls the day one hundred eighty (180) days after the closing of said initial public offering and continuing at the end of each Interest Period thereafter.

Maker also promises to pay interest on the principal amount hereof as outstanding during each Interest Period at a rate per annum equal to five percent (5%).  Such interest shall be computed on the basis of a 360-day year and actual days elapsed during each Interest Period.

“Interest Period” shall mean the three-month periods ending on December 31st, March 31st, June 30th, and September 30th; provided, however, that the first Interest Period shall be the period commencing on the closing of said initial public offering and ending on the last day of the Interest Period in which such closing date falls; further provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the first preceding Business Day.

If payment of interest on this Note is subject to withholding taxes by any government or governmental instrumentality, then the amount of interest payable to Lender hereunder shall be reduced by the amount of such withholdings.  However, in this event, Maker shall be obliged to provide tax withholding certificates to Lender evidencing such tax deductions.

The term “Business Day” shall mean a day when banks are open for business in Massachusetts.

Maker may, at its option, pay all or any part of the Loan, without penalty or premium, provided that on each payment the undersigned shall pay accrued interest on the principal amount being paid to the date of payment.

Presentment, demand, notice and protest in connection with any default under or enforcement of this Note are hereby waived by Maker.  Maker agrees to pay all costs and expenses (including reasonable attorney’s fees) incurred by or paid by Lender (or other holder hereof) in enforcing this Note upon default.

This Note and borrowing hereunder shall be construed, interpreted and governed in all respects in accordance with the laws of Massachusetts.

IN WITNESS WHEREOF, Maker has caused this Note to be signed by its duly authorized officer.

Bruker Energy & Supercon Technologies, Inc. (“Maker”)

By:

Title :

Accepted :

Bruker BioSpin Corporation (“Lender”)

By:

Title: